Exhibit 99.1

NewHold Investment Corp III Announces the Separate Trading of its Ordinary Shares and Warrants Commencing April 17, 2025

New York, New York, April 10, 2025 (GLOBE NEWSWIRE) -- NewHold Investment Corp III (the “Company”) announced today that, commencing April 17, 2025, holders of the units sold in the Company's initial public offering completed on March 3, 2025 may elect to separately trade the Class A ordinary shares (the “Ordinary Shares”) of the Company and the warrants included in such units on The Nasdaq Global Market (“Nasdaq”).

The Ordinary Shares and warrants that are separated will trade on Nasdaq under the symbols “NHIC” and “NHICW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “NHICU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Ordinary Shares and warrants.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as sole book-running manager of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NewHold Investment Corp III

NewHold Investment Corp III is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any sector, the Company will primarily focus on growing industrial and business services companies. The Company is led by an experienced management team with Kevin Charlton as Chief Executive Officer, Samy Hammad as President and Chief Operating Officer and Polly Schneck as Chief Financial Officer. For more information visit https://nhicspac.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the separation of the units. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of NewHold Investment Corp III, including those set forth in the Risk Factors section of NewHold Investment Corp III’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. NewHold Investment Corp III undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Polly Schneck
Chief Financial Officer
pschneck@newholdllc.com

Investor & Media Contact:

Amanda Tarplin
amanda@tarplinconsulting.com